SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                           ____________________

                            IMO INDUSTRIES INC.
                        (Exact name of registrant
                       as specified in its charter)

         Delaware                                     21-0733751
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)


1009 Lenox Drive, Building Four West
     Lawrenceville, New Jersey                          08648
(Address of Principal Executive Offices)             (Zip Code)
                            ____________________

                             IMO INDUSTRIES INC.
               1995 EQUITY INCENTIVE PLAN FOR OUTSIDE DIRECTORS
                            (Full title of plan)
                            ____________________

                           Thomas J. Bird, Esquire
         Executive Vice President, General Counsel and Secretary
                      1009 Lenox Drive, Building Four West
                        Lawrenceville, New Jersey  08648
                    (Name and address of agent for service)

                              (609) 896-7600
                   (Telephone number, including area code,
                           of agent for service)
                            ____________________

                                 Copy to:
                          Kathleen M. Shay, Esquire
                          Duane, Morris & Heckscher
                             One Liberty Place
                         Philadelphia, PA  19103-7396

                        CALCULATION OF REGISTRATION FEE

 Title of                  Proposed          Proposed
securities     Amount      maximum            maximum         Amount of
  to be         to be      offering          aggregate      registration
registered    registered  price per share  offering price       fee
__________    __________  _______________  ______________   ____________
Common Stock,  240,000     $8.83125(1)       $2,119,500(1)      $731
 $1.00 par      shares
   value

(1) (a) with respect to the 24,000 shares for which options have been granted as of the date hereof, computed on the basis of the exercise price of $7.875 per share and (b) with respect to the 216,000 shares for which awards have not yet been made, computed on the basis of $8.9375 per share, the average of the high and low sales prices of the Common Stock of the Company on the New York Stock Exchange on June 19, 1995.




                     IMO INDUSTRIES INC.


                    Cross Reference Sheet
             Pursuant to Item 501(b) of Regulation S-K
                       with respect to
                     Part I of Form S-8


Item Number and Caption                         Heading in Prospectus

 II.   Plan Information                                   *

III.   Registrant Information and Employee
       Plan Annual Information                            *



_______________
* Omitted because the documents containing the information specified in Part I of this Registration Statement, Information Required in the Section 10(a) Prospectus, are not required to be filed herewith. All information required in the Section 10(a) Prospectus will be furnished to plan participants pursuant to a memorandum, as supplemented or amended from time to time, and the documents incorporated by reference therein.




                               PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following material is incorporated herein by reference:

     (a) The Company's annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 1994.

     (b) The Company's current report filed pursuant to Section 13 or 15(d) of the Exchange Act dated February 1, 1995.

     (c) The Company's quarterly report filed pursuant to Section 13 or 15(d) of the Exchange Act for the quarterly period ended March 31, 1995.

     (d) The Company's current report filed pursuant to Section 13 or 15(d) of the Exchange Act dated June 19, 1995.

     (e) The description of the Company's Common Stock set forth in the Company's Form 10 Registration Statement dated October 15, 1986, as amended on December 5, 1986 and December 8, 1986.

     All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorney's fees) actually and reasonably incurred by him in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein to the extent that such person has been successful on the merits or otherwise; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; that expenses (including attorneys' fees) incurred by an officer or director in defending any action, suit or proceeding referred to above may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such person is not entitled to be indemnified as authorized under Section 145; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has
met the applicable standard of conduct.   Such determination is to be
made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article XIII of the By-Laws of the Company provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee for another entity) while serving in such capacity shall be indemnified by the Company, to the full extent authorized by Delaware law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith. Article XIII of the By-Laws provides that rights conferred thereby are contract rights and include the right to be paid or reimbursed by the Company for expenses incurred in defending such proceedings in advance of their final disposition upon receipt by the Company from the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Article XIII of the By-Laws provides that the rights conferred therein to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Restated Certificate of Incorporation, contract, agreement or By-Laws, or otherwise. Finally,
Article XIII of the By-Laws provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

     The Company's Restated Certificate of Incorporation, as permitted by the General Corporation Law of the State of Delaware, provides that a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company has purchased liability insurance under two policies for directors and officers for certain losses up to an aggregate of $20 million arising from claims or charges made against them while acting in their capacities as directors or officers of the Company and/or its subsidiaries.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     4.1   Imo Industries Inc. 1995 Equity Incentive Plan for Outside
           Directors

     5.1   Opinion of Duane, Morris & Heckscher

    23.1 Consent of Duane, Morris & Heckscher (included in their opinion filed as Exhibit 5.1)

    23.2   Consent of Ernst & Young LLP

Item 9.  Undertakings.

     The registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrenceville, New Jersey on June 21, 1995.

                                    IMO INDUSTRIES INC.


                                    By: /s/ DONALD K. FARRAR
                                    Donald K. Farrar,
                                    Chairman, President and
                                    Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald K. Farrar, David C. Christensen and Thomas J. Bird, and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  Signature                   Title                            Date

                            Chairman, President, Chief
                            Executive Officer and Director
/s/ DONALD K. FARRAR        (principal executive officer)  June 21, 1995
Donald K. Farrar

                            Executive Vice President and
                            Chief Financial Officer
/s/ WILLIAM M. BROWN        (principal financial officer)  June 21, 1995
William M. Brown

                            Vice President and
                            Corporate Controller
/s/ ROBERT A. DERR II       (principal accounting officer) June 21, 1995
Robert A. Derr II


/s/ JAMES B. EDWARDS        Director                       June 21, 1995
James B. Edwards


/s/ J. SPENCER GOULD        Director                       June 21, 1995
J. Spencer Gould


                            Director                       June 21, 1995
Richard J. Grosh


/s/ CARTER P. THACHER       Director                       June 21, 1995
Carter P. Thacher


/s/ DONALD C. TRAUSCHT      Director                       June 21, 1995
Donald C. Trauscht


/s/ARTHUR E. VAN LEUVEN     Director                       June 21, 1995
Arthur E. Van Leuven



                          EXHIBIT INDEX

              (Pursuant to Item 601 of Regulation S-K)


   Exhibit No.              Exhibit

      4.1          Imo Industries Inc. 1995 Equity Incentive
                   Plan for Outside Directors

      5.1          Opinion of Duane, Morris & Heckscher

     23.1          Consent of Duane, Morris & Heckscher
                   (included in their opinion filed as Exhibit 5.1)

     23.2          Consent of Ernst & Young LLP